EXHIBIT 3.1

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE AND

AGREEMENT OF LIMITED PARTNERSHIP OF

ATLAS AMERICA PUBLIC #9 LTD.

THIS AMENDMENT TO AMENDED AND RESTATED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS AMERICA PUBLIC #9 LTD. (this “Amendment”), dated effective as of 5:01 p.m. Eastern Time on June 30, 2017, is entered into and effectuated by Atlas Resources, LLC, the managing general partner (the “MGP”) of Atlas America Public #9 LTD. (the “Partnership”) pursuant to authority granted to it in Section 8.05(a)(i) of the Amended and Restated Certificate and Agreement of Limited Partnership of Atlas America Public #9 LTD., dated as of December 1, 2000 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS:

WHEREAS, Section 8.05(a)(i) of the Partnership Agreement provides that no changes in the Partnership Agreement shall be binding unless proposed in writing by the MGP, and adopted with the consent of Participants whose Agreed Subscriptions equal a majority of the Partnership Subscription;

WHEREAS, the MGP has received the consent of Participants whose Agreed Subscriptions equal a majority of the Partnership Subscription to adopt the Amendment; and

WHEREAS, the MGP deems it in the best interest of the Partnership to effect this Amendment.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. The insertion of a new Section 6.05 of the Partnership Agreement which would state in its entirety:

6.05 Managing General Partner’s Right to Assign Its Partnership Interest. The Managing General Partner may at its option transfer all or any part of its interest as Managing General Partner or as a Participant in the Partnership to an Affiliate, without the consent of the Participants. In the case of a transfer of the Managing General Partner’s interest as Managing General Partner, pursuant to and in compliance with this Section 6.05, the transferee shall be admitted to the Partnership as the substitute managing general partner immediately prior to the transfer, and the business of the Partnership shall continue without dissolution.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Pennsylvania, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS AMERICA PUBLIC #9 LTD.

By: ATLAS RESOURCES, LLC, its Managing General Partner

By: /s/ Fred Stoleru
Name: Fred Stoleru
Title: CEO